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                  The Prudenital Insurance Company of America
                               100 Mulberry Street
                        Gateway Center Three, 12th Floor
                                Newwark, NJ 07102


                               February 14, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washingston, DC 20549

      RE:  Prudential Provider Separate Account;
           Reg. Nos. 333-56226 and 811-10305


Ladies and Gentlemen:

      The Prudential Insurance Company of America ("Prudential"), on behalf of itself and its separate account, Prudential Provider Separate Account ("Registrant"), hereby withdraws the following filings:

      o Registration Statement on Form N-4, filed February 26, 2001; and
      o Notification of Registration on Form N-8A, filed February 26, 2001.

      And questions regarding the withdrawal of these filings may be addressed to the undersigned at (973) 367-1076.


                                        Respectfully submitted,


                                        /s/ Christine Lucarelli
                                        ----------------------------
                                        Christine Lucarelli